AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

U.S. WIRELESS DATA, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

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Jay Wolf hereby certifies that:

     ONE: The original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on August 3, 2000 (the "Original Certificate").

     TWO: He is the duly elected and acting Chief Operating Officer of U.S. Wireless Data, Inc., a Delaware corporation.

     THREE: The Certificate of Incorporation of this corporation is hereby amended and restated in its entirety to read as follows:

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ARTICLE I

     The name of the corporation (herein called the “Corporation”) is U.S. Wireless Data, Inc.

ARTICLE II

     The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“Delaware General Corporation Law”).

ARTICLE IV

     a.   The total number of shares of capital stock which the Corporation is authorized to issue is Twenty Million (20,000,000) shares, consisting of Nineteen Million (19,000,000) shares of common stock, $.01 par value per share (“Common Stock”), and One Million (1,000,000) shares of preferred stock, $.01 par value per share (“Preferred Stock”).

     b.   The Board of Directors is expressly authorized, subject to the limitations prescribed by law and the provisions of this Article, at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, of any number of shares of Preferred Stock, and by filing a certificate of designation pursuant to Section 151 of the Delaware General Corporation Law, to establish the number of shares to be included in each series of Preferred Stock and to fix the powers, designations, preferences, relative rights, qualifications and restrictions thereof. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, a determination of the following:

(i)	The number of shares of Preferred Stock constituting that series and the distinctive designation of that series;

(ii)

The dividend rate on the shares of Preferred Stock of that series, whether dividends shall be cumulative, and if so, from which date or dates, and whether they shall be payable in preference to, or in such relation to, the dividends payable on any other class or classes or of any other series of the capital stock of the Corporation;

(iii)	Whether that series shall have any voting rights in addition to those provided by law, and if so, the terms of such additional voting rights;

(iv)

Whether that series shall have conversion or exchange privileges, and if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

(v)

Whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all of the shares are to be redeemed, the date or dates upon or after which they shall be redeemable and the type and amount of consideration payable per share in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi)	Whether that series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of that series, and if so, the terms and amount of such sinking fund;

(vii)

The right of shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issuance of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase or redemption or other acquisition by the Corporation or any subsidiary of, any outstanding stock of the Corporation;

(viii)

The rights of the shares of that series in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation and whether such rights shall be in preference to, or in another relation to, the comparable rights or any other class or classes or series of capital stock; and

(ix)	Any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that series.

ARTICLE V

     The name and mailing address of the sole incorporator is as follows:

Mailing Address

Nyisha Shakur c/o Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. 666 Third Avenue New York, New York 10017

ARTICLE VI

     The number of directors of the Corporation shall be fixed from time to time in the manner provided in the By-laws of the Corporation (the “By-laws”). The election of directors of the Corporation need not be by ballot unless the By-laws so require.

ARTICLE VII

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the date of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification for acts or omissions occurring prior to such repeal or modification.

ARTICLE VIII

     The Corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the Delaware General Corporation Law.

ARTICLE IX

(a) The Board of Directors of the Corporation is expressly authorized to make, alter or repeal the By-laws of the Corporation.

     (b)   From time to time any of the provisions of this Certificate of Incorporation may be altered, amended or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this paragraph (b).

ARTICLE X

     Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware General Corporation Law, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE XI

     The Board of Directors of the Corporation shall have the broadest possible authority and discretion in adoption and maintaining resistance to, and defenses against, takeover bids that it deems not to be in the best interests of the Corporation, including (without limitation) adopting and maintaining any form of stockholder rights plan or “poison pill” comprised of such terms and features as the Board deems to be in the best interests of the Corporation. Without limitation on the foregoing, the Board shall have the authority and discretion to adopt and maintain a stockholder rights plan or other defensive mechanism that may be deactivated or redeemed only (1)

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by vote of continuing directors (i.e. the directors who put such stockholder rights plan or other defensive mechanism in place or the designated successors of such directors) to the exclusion of newly elected directors nominated or supported by a takeover bidder or bidders, (2) after a prescribed delay period following election of directors making up a majority of the Board if such new directors are nominated or supported by a takeover bidder or bidders, or (3) before election of directors making up a majority of the board if such new directors are nominated or supported by a takeover bidder or bidders. No bylaw shall limit in any way the authority of Board of Directors to adopt or maintain any stockholders rights plan or otherwise to resist or defend against any takeover bid that the Board finds not to be in the best interests of the Corporation.

     FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this Corporation.

     FIVE: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation. The holders of a majority of the outstanding securities of the Corporation duly approved this Amended and Restated Certificate of Incorporation.

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     IN WITNESS WHEREOF, U.S. Wireless Data, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Operating Officer this 23rd day of March, 2005.

By:/s/ Jay Wolf Name: Jay Wolf Title: Chief Operating Officer